Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into as of the 4th day of November, 2020, by and between AZZ Inc., a Texas corporation (the “Company”), and Philip Schlom (“Executive”).

WITNESSETH

WHEREAS, the Executive is currently serving as the Chief Accounting Officer (CAO) of AZZ Inc; and

WHEREAS, the Company has conducted a search for a Senior Vice President of Finance and Chief Financial Officer (CFO), and desires to offer this position to Executive, the Company now desires to enter into this Agreement with the Executive, upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I.
Employment

1.01    Employment Term. The Company agrees to continue to employ Executive, and Executive agrees to be so continually employed, in the capacity as CFO, for a term commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the day after the third anniversary of the date hereof and on each one year anniversary thereafter, the term shall automatically be extended for one additional year unless either the Company or Executive gives written notice to the other at least one hundred twenty (120) days before such extension would otherwise occur of the Company’s or Executive’s election not to extend the term; provided, further, that notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be earlier terminated pursuant to the terms hereof. “Employment Term” as used herein shall mean the duration of Executive’s employment by or service to the Company, whether in the capacity of an independent contractor or consultant, on an at-will employment basis, or under this Agreement, without giving effect to any extensions thereof not yet effected, and regardless of any change in Executive’s status or the capacity in which he is employed by or serves the Company.
1.02    Position and Duties. Executive shall (in accordance with Section 6.01 hereof) diligently and conscientiously continue to devote Executive’s full business time, attention, energy, skill and best efforts to the business of the Company and the discharge of Executive’s duties hereunder. Executive’s duties under this Agreement shall be to continue to serve as CFO with the responsibilities, rights, authority and duties customarily pertaining to such offices and as may be established from time to time by or under the direction of the board of directors of the Company, or the board of directors or other governing body of any successor entity to the Company

(collectively, the “Board”), or its designees. Executive shall also act as an officer, director and/or manager of such Affiliates (as defined below) of the Company as may be designated by the Board from time to time, commensurate with Executive’s office, all without further compensation other than as provided in this Agreement. As used herein, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company.
1.03    Place of Employment. Executive’s place of employment shall be Fort Worth, Texas.
ARTICLE II.
Compensation
2.01    Base Salary. The Company shall continue to pay Executive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000.00) payable semi-monthly and otherwise in accordance with the regular payroll practices of the Company. At least annually, the CEO along the Board, and/or the Compensation Committee thereof (the “Committee”), shall consider and review the contributions of the Executive to the Company, and may, in its sole collective discretion, make adjustments to such annual base salary by an amount it determines to be appropriate. Executive’s annual base salary payable hereunder, as it may be maintained or changed from time to time in accordance herewith, is referred to herein as “Base Salary.”
2.02    Executive Incentive Bonus. Executive shall continue to be eligible to receive an annual cash incentive bonus under the Company’s Senior Management Bonus Plan, as may be implemented and modified from time to time by the Company. The Committee shall have the right to interpret and to construe the terms and provisions of any such plan, and the actions of the Committee in this regard shall be final and conclusive. Executive’s annual cash incentive bonus shall be determined by the Committee based upon the Company’s pre-determined performance metrics related to annual business objectives and the Executive’s individual performance goals, with the Executive’s current target amount for Fiscal Year 2020 being equal to Two Hundred Twenty Seven Thousand Five Hundred Dollars ($227,500.00) or sixty-five percent (65%) of Executive’s Base Salary as of the first day of such fiscal year and the maximum amount of such annual cash incentive bonus to be equal to two hundred percent (200%) of the target annual bonus amount. Executive’s annual cash incentive bonus shall be subject to Section 9.10 of this Agreement.
2.03    Equity Awards. Executive shall continue to be eligible to receive annual equity awards (including, without limitation, stock appreciation rights, stock options, restricted stock units (“RSUs”), performance share units (“PSUs”) and restricted shares) under the AZZ Inc. 2014 Long Term Incentive Plan, as amended, may subsequently be amended, or any similar equity compensation plan subsequently adopted by the Company and its shareholders (each, an “Equity Plan” and collectively, the “Equity Plans”). The amount and nature of such awards shall be determined at least annually by the Board and/or the Committee, in their sole and absolute discretion. For the Company’s fiscal year 2021, which will end on February 28, 2021, when Executive was serving as the Interim Chief Financial Officer and Chief Accounting Officer he received (a) a combination of PSUs and RSUs with a target value of Two Hundred Twenty Thousand Dollars ($225,000), such awards were comprised fifty percent (50%) of PSUs and fifty percent (50%) of RSUs on May 4, 2020. For fiscal year 2022, Executive will receive PSUs and RSUs with a target value of Three Hundred Thousand Dollars ($300,000.00), such awards will continue to be fifty percent (50%) PSUs and fifty percent (50%) RSUs. Executive will receive similar annual equity awards hereunder, subject to the Committee’s sole discretion. For the avoidance of doubt, all such equity awards, shall be governed by the terms of the applicable Equity Plan under which such awards are granted as evidenced by the award agreements between the Company and Executive with respect to such awards. Without limiting the generality of the immediately preceding sentence, the Company and Executive acknowledge and agree that all award agreements with respect to Executive hereunder shall provide that such award agreements shall be subject to forfeiture by Executive only upon the termination of Executive’s employment hereunder by the Company pursuant to Section 3.02(a) or by Executive pursuant to Section 3.03(b) and be subject to Section 9.10 of this Agreement.
2.04    Benefits. Executive shall be eligible to participate in all other employee benefit programs of the Company offered from time to time during the Employment Term by the Company to employees or executives of Executive’s rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company’s then-current practice as approved by the Board and/or the Committee from time to time. The foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company and its Affiliates have the right, in their sole discretion, to amend, modify or terminate their benefit plans without creating any rights in Executive.
2.05    Vacation. Executive shall be entitled to four (4) weeks of paid vacation per fiscal year of the Company.
2.06    Business Expenses. To the extent that Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement comply with the Company’s travel and expense reimbursement policy and are documented as required by the immediately following sentence, the Company shall promptly reimburse Executive for such expenditures. Executive shall document and substantiate all such expenditures, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and all receipts related thereto, and shall submit such items in accordance with Company policy.
2.07    Life Insurance Benefits. The Company shall pay the premiums allocable to a term life insurance policy in the face amount of one times Executive’s annual base salary covering Executive as the named insured, subject to Executive passing a standard physical examination in order to permit issuance of the policy at standard (non-rated) premiums and satisfaction of any other standard underwriting requirements. Executive shall be the owner of such policy and shall have the right to designate the beneficiary of the policy proceeds. Executive shall be liable for income taxes with respect to premium amounts includable in Executive’s taxable income.

ARTICLE III.
Termination of Employment

3.01    Death or Disability
(a)    In the event of Executive’s death during the Employment Term, the Employment Term shall automatically terminate.
(b)    The Company shall have the right to terminate the Employment Term in the event of Executive’s Disability. “Disability” means that Executive has been unable, for ninety (90) consecutive days or for periods aggregating one hundred and twenty (120) business days in any period of twelve (12) consecutive months, to perform Executive’s duties under this Agreement as a result of physical or mental impairment, illness or injury, as determined in good faith by a majority of the Board. A termination of Executive’s employment for Disability shall be communicated to Executive by written notice and shall be effective on the tenth (10th) day after receipt of such notice by Executive (the “Disability Effective Date”), unless Executive is able to perform the essential functions of his job, with or without a reasonable accommodation, before the Disability Effective Date.
3.02    By the Company
(a)    The Company shall have the right to terminate the Employment Term for Cause. “Cause” as used in this Agreement shall mean (i) Executive’s commission or conviction of, or the entering of a guilty plea or plea of no contest by Executive with respect to, a felony, the equivalent thereof, any other crime with respect to which imprisonment is a possible punishment, or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement, theft or sexual harassment; (ii) excessive absenteeism by Executive not related to death or Disability (as provided for in this Agreement) or otherwise permissible by applicable law or the Company’s policies for sick leave, vacation, or compensated time off; (iii) Executive’s engaging in any activity (including, without limitation, alcohol or drug abuse or other self-induced affliction, or making disparaging remarks about the Company or any of its Affiliates or any of their respective officers, employees, managers, directors, members or shareholders) that injures (monetarily or otherwise), in a material respect, the reputation, business or a business relationship of the Company or any of its Affiliates; (iv) Executive’s gross negligence or material malfeasance (including, without limitation, commission of any intentional act of fraud, misappropriation or theft against the Company or its Affiliates or Executive’s intentional misrepresentation of any material financial or operating results of the Company or any of its Affiliates); (v) Executive’s significant violation of any statutory or common law duty of loyalty to the Company or any of its Affiliates; (vi) Executive’s material breach of any provision of (x) this Agreement; (y) the Company’s written policies; or (z) the Company’s code of conduct; or (vii) Executive’s refusal or failure to carry out the legitimate directives or instructions of the Board (or such other person to whom Executive reports as may be designated from time to time by the Board) that are consistent with the scope and nature of Executive’s duties and responsibilities set forth herein; provided, however, that in the case of clause (ii), (vi) or (vii) above, only if such breach, refusal or failure has not been cured within fifteen (15) days after Executive’s receipt of written notice from the Company describing such breach or failure in reasonable detail; provided, further, that Executive shall be entitled to no more than one (1) opportunity to cure under this Section 3.02(a) for any reason; provided, further, that nothing contained herein shall be construed to prohibit Executive from providing testimony required by operation of law or legal process in connection with a proceeding in which Executive is a witness.
(b)    The Company shall have the right to terminate the Employment Term without Cause upon thirty (30) days’ prior written notice to Executive.
3.03    By Executive
(a)    Executive shall have the right to terminate the Employment Term for Good Reason (as defined below), upon thirty (30) days’ (or, in the case of Section 3.03(a)(v), forty-five (45) days’) prior written notice to the Committee, which notice shall be given not later than ninety (90) days after the initial occurrence of the event asserted by Executive to form the basis for the Good Reason claim (any such written notice, a “Good Reason Notice”). Following submission of any Good Reason Notice, the Company, as set forth below, shall have fifteen (15) days (or, in the case of Section 3.03(a)(v), forty-five (45) days) after the date of receipt by the Committee from Executive of such Good Reason Notice to cure such event. Executive’s continued employment during the specified notice and/or cure period shall not constitute Executive’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of this Agreement, “Good Reason” shall mean:
(i)    the relocation by the Company of Executive’s principal place of employment of more than fifty (50) miles from the location of Executive’s principal place of employment as of the date hereof, which relocation is not rescinded within fifteen (15) days after the date of receipt by the Committee from Executive of a Good Reason Notice referring to this provision and describing such relocation;
(ii)    a reduction by the Company in Executive’s Base Salary set forth in Section 2.01, unless such reduction is rescinded within fifteen (15) days after the date of receipt by the Committee from Executive of a Good Reason Notice referring to this provision and describing such reduction;
(iii)    a material diminution of Executive’s responsibilities or duties, which diminution is not rescinded within fifteen (15) days after the date of receipt by the Committee from Executive of a Good Reason Notice referring to this provision and describing such diminution;
(iv)    any material breach by the Company (not otherwise covered by clauses (i)-(iii) of this Section 3.03(a)) of any material provision of this Agreement, which material breach is not corrected within fifteen (15) days after the date of receipt by the Committee from Executive of a Good Reason Notice referring to this provision and describing such material breach; or

(v)    a material breach by the Company of any equity award agreement (whether with respect to stock appreciation rights, RSUs, PSUs or otherwise) by and between the Company and Executive then in effect or the terms of ay Equity Plan incorporated therein, which material breach is not corrected within forty-five (45) days after the date of receipt by the Committee from Executive of a Good Reason Notice referring to this provision and describing such material breach.
(b)    Executive shall have the right to terminate his employment hereunder other than for Good Reason upon one hundred twenty (120) days’ prior written notice to the Committee.
3.04    Change in Control. If Executive’s employment is terminated (including by the Company’s election not to allow the term to be automatically extended in accordance with Section 1.01) during a “Change in Control” Period as defined in the Change in Control Agreement, between Executive and the Company (the “Change in Control Agreement”), this Agreement shall terminate, and the provisions of ARTICLE III of the Change in Control Agreement shall apply in lieu of ARTICLE IV of this Agreement, provided, that the provisions of ARTICLE V and ARTICLE VI of this Agreement shall survive the termination of this Agreement.
ARTICLE IV.
Termination Payments

4.01    Death or Disability. If the Employment Term is terminated pursuant to Section 3.01, the Company shall pay to or on behalf of Executive, as Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for such termination, which Executive acknowledges as fair and reasonable, Executive’s accrued but unpaid Base Salary through the date of termination (plus accrued and unpaid expenses reimbursable in accordance with Section 2.06).
4.02    Good Reason; Without Cause. If the Employment Term is terminated by Executive pursuant to Section 3.03(a), or if the Company terminates the Employment Term other than pursuant to Section 3.01(b) or 3.02(a), the Company shall pay to or on behalf of Executive, as Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for such termination, which Executive acknowledges to be fair and reasonable, the following amounts set forth in this Section 4.02:
(a)    Executive’s accrued but unpaid Base Salary through the date of termination (plus accrued and unpaid expenses reimbursable in accordance with Section 2.06);
(b)    an amount equal to Executive’s Base Salary (not including any bonus payable) as of the date of such termination for  twelve (12) months payable in accordance with the Company’s regular payroll procedures beginning sixty (60) days after the date of termination; and

(c)    an amount equal to the product of the Pro-Rata Term (as defined below) multiplied by the amount of any incentive compensation that would have been earned by Executive under the Company’s annual cash incentive bonus program (the “Accrued Bonus”) had Executive remained employed by the Company through the end of the Company’s fiscal year in which the Employment Term is actually terminated by Executive pursuant to Section 3.03(a) or by the Company other than pursuant to Section 3.01(b) or 3.02(a), payable within thirty (30) days of the end of such fiscal year, provided that solely for purposes of calculating the amount of the Accrued Bonus (and not for purposes of calculating the Pro-Rata Term):
(i)    the Employment Term will be deemed to have been terminated effective as of the first day of the Company’s fiscal year immediately following the fiscal year in which the Employment Term is actually terminated (i.e., any “period of service” or similar requirements shall be deemed to have been satisfied);
(ii)    Executive will be deemed to have satisfied all qualitative goals established for Executive under the Company’s annual cash incentive bonus program, as then in effect at the time the Employment Term is actually terminated; and
(iii)    the Committee shall determine whether and the amount by which all quantitative goals established for Executive under the Company’s annual cash incentive bonus program, as then in effect at the time the Employment Term is actually terminated, have been satisfied as of the end of the fiscal year in which the Employment Term is actually terminated.
As used herein, the term “Pro Rata Term” shall mean a fraction, the numerator of which is the number of days during which the Employment Term remained in effect during the Company’s fiscal year in which the Employment Term is terminated by Executive pursuant to Section 3.03(a) or by the Company other than pursuant to Section 3.01(b) or 3.02(a) and the denominator of which is three hundred sixty five (365).

Notwithstanding the foregoing, payment of the amounts described in Sections 4.02(b) and 4.02(c) shall be conditioned on the effectiveness of a full release of claims by Executive in substantially the form attached hereto as Exhibit A. Such release must be executed by Executive and delivered to the Company, and must have become irrevocable, no later than the date on which such payments are to commence.”

4.03    Cause; Without Good Reason. If the Employment Term is terminated by the Company pursuant to Section 3.02(a), or Executive terminates the Employment Term other than pursuant to Section 3.01(a) or 3.03(a), without limiting or prejudicing any other legal or equitable rights or remedies that the Company may have upon such breach by Executive, the Company shall pay to Executive or on behalf of Executive, as Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for such termination, which Executive acknowledges to be fair and reasonable, his accrued but unpaid Base Salary (plus accrued and unpaid expenses reimbursable in accordance with Section 2.06) through the date of termination.
4.04    Failure to Extend. If the Company elects to cause the Employment Term to terminate on the third anniversary of the date hereof pursuant to Section 1.01, the Company shall pay to or on behalf of Executive, as Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for such election not to extend the Employment Term, which Executive acknowledges to be fair and reasonable, the following amounts set forth in this Section 4.04:
(a)    any of Executive’s accrued but unpaid Base Salary through the third anniversary of the date hereof (plus accrued and unpaid expenses reimbursable in accordance with Section 2.06); and
(b)    an amount equal to Executive’s Base Salary (not including any bonus payable) as of the date immediately prior to the third anniversary of the date hereof for twelve (12) months, payable in accordance with the Company’s regular payroll procedures beginning sixty (60) days after the date of termination.
Notwithstanding the foregoing, payment of the amount described in Section 4.04(b) shall be conditioned on the effectiveness of a full release of claims by Executive in a form to be provided to Executive by the Company. Such release must be executed by Executive and delivered to the Company, and must have become irrevocable, no later than the date on which such payments are to commence.

ARTICLE V.
Confidential Information
5.01    Information.     “Confidential Information” as used in this Agreement, includes but is not limited to, specialized training received by Executive; research and development materials, electronic databases; computer programs and technologies; marketing and/or scientific studies and analysis; product and pricing knowledge; manufacturing and services methods; long and short term corporate strategy; supplier and vendor lists and related information; any and all information concerning past, present and future customers, referral sources; contracts and licenses; management structure, company ownership, personnel information (including the performance, skills, abilities and payment of employees); purchasing, accounting and business systems; short and long range business planning; data regarding the Company’s and/or its Affiliates’ past, current and future financial performance, sales performance, and current and/or future plans to increase the Company’s and/or its Affiliates’ market share by targeting specific demographic and geographic markets; financial information; trade secrets; business policies; methods of operation; implementation strategies for any new products or continuous improvement initiatives; promotional information and techniques; marketing presentations; price lists; business files or other information; pricing strategies; computer files; samples; customer originals; or any other confidential information concerning the business and affairs of the Company and/or its Affiliates.
5.02    Confidentiality. Executive will not use, copy, remove, disclose or disseminate to any person or entity, the Confidential Information, except (i) as required in the course of performing Executive’s duties with the Company, for the benefit of the Company and its Affiliates, or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company and/or its Affiliates or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, it being understood that

Executive will promptly notify the Company of such requirement so that the Company or its Affiliates, as applicable, may seek to obtain a protective order.
5.03    Ownership. To the fullest extent permitted by law, all rights worldwide with respect to any intellectual or other property of any nature conceived, developed, produced, created, suggested or acquired by Executive during Executive’s employment with the Company (or any of its predecessors, Affiliates or predecessors of its Affiliates) through the use of the Company’s assets, including, but not limited to, (or such predecessors’, such Affiliates’ or such predecessors’ of such Affiliates’) equipment, facilities, trade secrets or Confidential Information during the period commencing on the date of Executive’s employment with the Company (or such predecessor(s), such Affiliate(s) or such predecessor(s) of such Affiliate(s)), through the date that is six (6) months after termination of the Employment Term, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Company or its Affiliates, as applicable. Executive agrees to execute, acknowledge and deliver to the Company, at the Company’s request, such further documents as the Company or its legal counsel find appropriate to evidence the Company’s rights in such property.
5.04    Injunction. Executive recognizes that Executive’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages. Executive acknowledges that if Executive were to leave the employ of the Company for any reason and compete, directly or indirectly, with the Company or any of its Affiliates, or use or disclose, directly or indirectly, the Confidential Information (whether in tangible form or memorized), that such competition, use and/or disclosure would cause the Company and its Affiliates irreparable harm and injury for which no adequate remedy at law exists. Executive agrees this Agreement is the narrowest way to protect the Company’s and/or its Affiliates’ interests. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Executive, the Company and its Affiliates shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives that may be available at law or in equity. Executive acknowledges that the remedies contained in this Agreement for violation of this Agreement are not the exclusive remedies that the Company or its Affiliates may pursue.
ARTICLE VI.
Non-Competition; Non-Solicitation; and Other Restrictive Covenants

6.01    Executive’s Promises. In exchange for the consideration provided by the Company pursuant to this Agreement, Executive promises and acknowledges as follows:
(a)    Executive agrees that Executive’s employment hereunder is on an exclusive basis and that, during the Employment Term, Executive shall diligently and conscientiously devote Executive’s full business time, attention, energy, skill and best efforts to the business of the Company and its Affiliates and the discharge of Executive’s duties hereunder. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from (i) serving on the governing bodies of other companies (subject to the approval of the Company’s President and Chief Executive Officer, which shall not be unreasonably withheld), provided that such service does not result in a breach of any applicable securities law or regulation or listing requirement or create any disclosure obligation under Item 407(e)(4) of Regulation S-K (i.e., with respect to “Compensation Committee Interlocks and Insider Participation”) or under any similar federal or state regulation applicable to the Company, (ii) engaging in charitable and public service activities, or engaging in speaking and writing activities, or (iii) managing Executive’s personal investments; provided, that such activities under clauses (i) and (ii) are disclosed in writing to the Company’s President and Chief Executive Officer in a notice that specifically references this provision and the activities under clauses (i), (ii) and (iii) do not interfere with Executive’s availability or ability to perform Executive’s duties and responsibilities hereunder and do not breach Executive’s other obligations hereunder (including, without limitation, Executive’s obligations under ARTICLE VI of this Agreement).
(b)    Following employment termination, Executive will immediately return to the Company all materials created (including but not limited to any inventions, trade secrets and intellectual property), received or utilized in any way in conjunction with Executive’s work performed with the Company or any of its Affiliates.
(c)    Executive acknowledges that the Company intends to expand the business of the Company and its Affiliates to provide other types of products and services than those provided as of the date hereof and that, due to Executive’s position with the Company and his ownership (directly or indirectly) of the Company’s equity securities, he will be in a position to have or obtain knowledge of such expansion of the Company’s and/or its Affiliates’ business. Upon request of the Company at any time during the Employment Term, Executive agrees to execute and deliver to the Company one or more supplements to this Agreement acknowledging any such expansion of the Company’s and or its Affiliates’ business.
(d)    Executive acknowledges that the market for the Company’s products, services, and activities is global, that the Company and its Affiliates currently conduct operations and provides products and services in numerous international markets and that the Company and its Affiliates currently have plans to conduct operations and provide products and services in additional international markets. Moreover, Executive recognizes that the Company’s customers may be contacted by telephone, in person, or in writing (including, without limitation, via e-mail or the Internet). Executive further acknowledges that due to the international scope of the Company’s customer and client base, the covenants set forth in the following Sections in this ARTICLE VI are necessary to protect the Company’s and its Affiliates’ interests.
(e)    Executive acknowledges that a portion of the compensation payable to Executive under this Agreement is considered, and shall be deemed for all purposes to be, consideration for performance of the obligations set forth below in this Section in this ARTICLE VI.
6.02    Non-Compete
(a)    During the Restricted Period (as defined below) and subject to Section 6.02(d), Executive shall not, directly or indirectly, engage in or participate (including, without limitation, as an investor, officer, employee, director, agent, or consultant (any such capacity, being a “Participant”)) in or on behalf of any entity engaging in any line of business competitive with that of the Company or any of its Affiliates on the date of termination of Executive’s employment with the Company, or any line of business competitive with any line of business that the Company or any of its Affiliates was contemplating or conducting within the twenty-four (24) months prior to the date of termination of Executive’s employment with the Company.
(b)    During the Restricted Period (as defined below) and subject to Section 6.02(d), Executive shall not, directly or indirectly, except as an employee of the Company, in any capacity for Executive or others, directly or indirectly call on, service, or solicit competing business from clients or prospective clients of the Company or its Affiliates (collectively with the obligations set forth in Section 6.02(a) the “Non-Compete Obligations”); provided, however, that nothing herein shall prevent Executive from investing as a less than 5% shareholder in securities of any company listed on a national securities exchange or quoted on an automated quotation system.
(c)    The Non-Compete Obligations shall remain in effect during the Employment Term and for a period of twelve (12) months from the date on which the Employment Term is terminated (without regard to the reason for such termination) (the applicable period of time being referred to herein as the “Restricted Period”). For the avoidance of doubt, the Non-Compete Obligations shall survive, and the Restricted Period shall not be terminated by, the termination of this Agreement under Section 3.04.
(d)    The geographic limitation for the Non-Compete Obligations is any state or province (or substantially equivalent designation of a geographic area within a foreign country) (i) in which the Company or its Affiliates provided its products or services or conducted activities during the twenty-four (24) months prior to the termination of the Employment Term, (ii) in which the Company or its Affiliates had plans to provide or contemplated providing its products or services or conducting activities during the twenty-four (24) months prior to the date of termination of the Employment Term, or (iii) in which a customer or client of the Company or its Affiliates is located.
6.03    Non-Solicitation of Employees. Executive agrees that during the Employment Term and during the Restricted Period, Executive will not, directly or indirectly, (a) induce or solicit any person who was an employee, consultant or independent contractor of the Company or any of its Affiliates to terminate such individual’s employment or service with the Company or any of its Affiliates, (b) hire or retain the services of any such person, regardless of whether such person had been solicited for employment, or (c) assist any other person or entity in such activities.
6.04    Standstill. Executive agrees that during the Employment Term and during the Restricted Period, Executive shall not, except at the specific written request of the Board, directly or indirectly:
(a)    engage in or propose, or be a Participant in any entity that directly or indirectly engages in or proposes, any material transaction between the Company or any of its

Affiliates (or any of their successors), on the one hand, and Executive or any entity in which Executive is a Participant, on the other hand;
(b)    acquire any equity securities of the Company or any of its Affiliates (or any of their successors) during any black out period in accordance with the Company’s Insider Trading Policy (other than through entering into a qualified 10(b)5-1 Plan during an open trading window or equity securities issued to Executive by the Company upon the vesting of RSUs and PSUs issued to Executive by the Company) or be a Participant in any entity that, directly or indirectly, acquires any equity securities of the Company or any of its Affiliates (or any of their successors), provided that this Section 6.04(b) shall not restrict Executive from participating in the AZZ Inc. 2018 Employee Stock Purchase Plan, or from acquiring equity securities of the Company through such participation, in accordance with the terms and conditions thereof as may be amended from time to time;
(c)    solicit proxies, or be a Participant in any entity that directly or indirectly solicits proxies, or become a Participant in any solicitation of proxies, with respect to the election of directors of the Company or any of its Affiliates (or any of their successors) in opposition to the nominees recommended by the board of directors or similar governing body of any such entity; or
(d)    engage in or be a Participant in any other activity that would be reasonably expected to result in a Change in Control of the Company or any Affiliate (or any of their successors).
Notwithstanding the foregoing, the foregoing provisions of this Section 6.04 shall not be construed to prohibit or restrict the manner in which Executive exercises Executive’s voting rights in respect of equity securities of the Company acquired in a manner that is not a violation of the terms of this Agreement.
6.05    Non-Disparagement. During the Employment Term and during the Restricted Period, Executive will not, directly or indirectly, make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Company or any of its Affiliates, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, agents, members or shareholders. The Company will not at any time during the Restricted Period directly (or through any director, officer or other entity) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign Executive.
6.06    Acknowledgements. Executive acknowledges and agrees that:
(a)    the terms of this Agreement are reasonable, valid and enforceable and the restricted period, definitions and geographical limitations specified in the above Sections in this ARTICLE VI are reasonable in view of the nature of the business in which the Company and its Affiliates are engaged and the knowledge of the Company’s operations and customer relationships that Executive will gain by virtue of Executive’s position hereunder;

(b)    this limited prohibition against unfair competition is narrowly tailored to safeguard the Company’s legitimate business interests while not unreasonably interfering with Executive’s ability to obtain other employment and that his ability to earn a livelihood without violating such restrictions is a material condition to his employment with the Company;
(c)    Executive’s continued employment with the Company, the compensation paid to Executive by the Company, the provision of benefits to Executive by the Company, Executive’s current ownership (directly or indirectly) in the Company, the Execution Award granted to the Executive, and Executive’s commitment not to disclose Confidential Information, among other things, are sufficient consideration for Executive’s covenants contained herein;
(d)    subject to the Early Resolution Conference provision set forth in Section 6.07 of this Agreement, Executive has a duty to contact the Company if Executive has any questions regarding whether or not a particular entity or conduct by Executive would be restricted by this Agreement;
(d)    Executive has a duty immediately to inform the Company in writing of any employment or similar relationship Executive enters into after termination of employment with the Company during the Restricted Period set forth above;
(f)    the provisions in ARTICLE VI hereof shall survive the termination of this Agreement;
(g)    the Restricted Period set forth herein is a material term of this Agreement and the Company is entitled to Executive’s compliance with the terms of this ARTICLE VI during that full period. Therefore, Executive agrees that the Restricted Period will be tolled during any period of non-compliance by Executive. If the Company must seek injunctive relief or judicial intervention to enforce this Agreement, the Restricted Period set forth herein does not commence until Executive is judged by a court of competent jurisdiction to be in full compliance with this Agreement; and
(h)    the covenants contained in ARTICLE VI are reasonable with respect to their duration, geographic area and scope. If, at the time of enforcement of such covenants, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.
6.07    Early Resolution Conference. The parties are entering into this Agreement with the understanding that this Agreement is clear and enforceable. If Executive decides to contend that any restriction on his activities under this Agreement is not enforceable or does not apply to an activity Executive intends to pursue, Executive first will notify the Company in writing and meet with a Company representative at least fourteen (14) days before engaging in any activity that could foreseeably fall within the questioned restriction, in an effort for both parties to reach a clear interpretation and resolution of such activities (an “Early Resolution Conference”). Should the parties not resolve the dispute at the Early Resolution Conference, the parties may pursue their rights hereunder, including, but not limited to, the injunctive relief available to the Company pursuant to Sections 5.04 and 9.06 of this Agreement.
ARTICLE VII.
Representation of the Parties

7.01    Representations of Executive. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound.
7.02    Representations of the Company. The Company represents and warrants to Executive that it is duly formed and is validly existing under the laws of the State of Texas, that it is fully authorized and empowered by all necessary action to enter into this Agreement and that performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or other entity.
ARTICLE VIII.
Certain Tax Matters

8.01    Section 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the Code and the Treasury regulations and administrative guidance thereunder (collectively, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest; provided, however, that the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A.
8.02    Termination of Employment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms and concepts shall mean a “separation from service” within the meaning of Code Section 409A, and references to “date of termination” shall mean the date on which a “separation from service” occurs. In general, Executive will incur a “separation from service” on the date the Company and Executive reasonably believe that no further services will be performed or that the level of bona fide services (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20) percent of the level of services performed over the immediately preceding thirty-six (36) months. The determination of whether and when a “separation from service” has occurred for proposes of this Agreement shall be made in accordance with Section 1.409A-1(h) of the Treasury Regulations.
8.03    Nonqualified Deferred Compensation. Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s termination, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then, to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date that is the earlier of (a) six (6) months and one day after such termination and (b) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8.03 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
8.04    Deferred Compensation. Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (a) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (b) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (c) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than two (2) years after the termination of this Agreement.
8.05    Installment Payments. For purposes of Code Section 409A, Executive’s right, if any, to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement to the extent such payment is subject to Code Section 409A.

ARTICLE IX.
Miscellaneous

9.01    Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 9.01, except that any such change of address notice shall not be effective unless and until received.
If to the Company or the Committee:

AZZ Inc.
One Museum Place, Suite 500
Fort Worth, Texas 76107
Attn: Chairman of the Board of Directors

If to Executive:

    Philip Schlom

9.02    Entire Agreement, Amendments, Waivers, Etc.
(a)    No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.
(b)    This Agreement, together with the documents referred to herein (including, without limitation, the Change in Control Agreement), sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes and replaces all prior oral and written understandings and agreements with respect to the subject matter hereof and shall replace the terms and conditions of Executive’s previous employment agreement. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.
(c)    Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this

Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
(d)    This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives and by the Company and its Affiliates and their successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. The Company may assign its rights and/or delegate its obligations under this Agreement to any successor, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company and its Affiliates, whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction) and, in connection with any such delegation of its obligations hereunder shall be released from such obligations hereunder.
(e)    If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in ARTICLE V or ARTICLE VI hereof because the time limit is too long, it is expressly understood and agreed between Executive and the Company that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in ARTICLE V or ARTICLE VI hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Company and/or any of its Affiliates, it is expressly understood and agreed between Executive and the Company that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.
9.03    Choice of Law, Forum and Consent to Personal Jurisdiction. This Agreement shall be interpreted, construed, and governed by the laws of the State of Texas, regardless of its place of execution or performance. Any cause of action arising between the parties regarding this Agreement shall be brought only in a Texas State Court located in Tarrant County, Texas, or in the U.S. District Court for the Northern District of Texas, Fort Worth division. Executive, by this Section 9.03, consents to personal jurisdiction in any such State or Federal court and waives any entitlement Executive might otherwise have to a transfer of venue under the preferred venue requirements of State or Federal rules of civil procedure rules.
9.04    Taxes. All payments required to be made to Executive hereunder, whether during the term of Executive’s employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.
9.05    Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Exhibits and Sections refer to Exhibits and Sections of this Agreement.
9.06    Arbitration. Subject to Section 6.07 of this Agreement, any dispute or controversy between the Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Fort Worth, Texas administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs. Executive acknowledges that the duties he will perform for the Company will involve and have a connection with interstate commerce within the meaning of the Federal Arbitration Act (“FAA”), and that this Agreement involves and has a connection with interstate commerce within the meaning of the FAA.
9.07    Survival. Executive’s obligations under the provisions of Section 2.06 and ARTICLE IV, ARTICLE V, ARTICLE VI and ARTICLE IX hereof shall survive the termination or expiration of this Agreement.
9.08    Other Agreements. The provisions contained in ARTICLE V and ARTICLE VI hereof shall be independent of and in addition to any other agreement between Executive and the Company or its Affiliates regarding the subject matter.
9.09    Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
9.10    Compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934 and the Company’s Compensation Recovery Policy, adopted on January 20, 2016. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Company to comply with the terms of the Dodd-Frank Act.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AZZ INC.

By:/s/ Tom Ferguson
Name: Tom Ferguson
Title: President and Chief Executive Officer

/s/ Philip Schlom
Philip Schlom

Signature Page to Agreement

EXHIBIT A

Form of Release

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”), is entered into this ___ day of ______, ____ by and between Philip Schlom, an individual (“Executive”), and AZZ Inc., a Texas corporation (the “Company”).

WHEREAS, Executive has been employed as CFO of the Company and/or one of its Affiliates pursuant to the employment agreement entered into between Executive and the Company, dated ________________, 2020 (the “Agreement”); and

WHEREAS, Executive and the Company have mutually agreed to terminate Executive’s employment relationship with the Company upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Executive and the Company agree as follows:

ARTICLE I.
Termination

1.01    Relationship with the Company. Executive will separate from service with the Company effective _______________, 20____ (“Separation Date”).
1.02    Employment Agreement. The Agreement shall terminate as of the Separation Date; provided, however, that notwithstanding anything to the contrary in this Separation Agreement, the provisions contained in ARTICLE IV, ARTICLE V, ARTICLE VI and ARTICLE IX of the Agreement shall continue to apply in accordance with their respective terms. All payments due to Executive from the Company shall be determined under the applicable provisions of the Agreement and this Separation Agreement.
1.03    Acknowledgment. Executive acknowledges and agrees that, upon receipt of all payments due to him on or before the Separation Date in accordance with the Agreement, he will have received all amounts owed for his regular salary (including, but not limited to, any severance, bonus or other wages), usual benefits and accrued but unused vacation through the Separation Date and that all payments due to Executive from the Company after the Separation Date shall be determined under this Separation Agreement.
ARTICLE II.
Severance Benefit

2.01    Severance. Upon Executive’s execution and delivery of this Separation Agreement to the Company and the expiration of the revocation period described in Section 4.02(c) of this Separation Agreement, the Company shall pay to Executive the amounts set forth in Section 4.02 or Section 4.04 of the Employment Agreement, as applicable. Such amounts shall be paid in the manner and the time specified in the Employment Agreement and shall be reduced by standard withholding and authorized deductions.
ARTICLE III.
Release

3.01    Release. Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present (together, the “Company Group”), as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, Executives, shareholders, representatives, assigns, and successors, past and present (each of them, hereinafter together and collectively referred to as the “Releasees”) with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way related to his service as an officer, director, Executive or manager of any member of the Company Group (other than as an equity owner), his separation from his position as an officer, director, Executive and/or manager, as applicable, of any member of the Company Group (other than as an equity owner), or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, concealed or apparent, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement related to Executive’s employment or service with any member of the Company Group, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act of 1993, the Texas Commission on Human Rights Act, the Texas Labor Code, the Texas Payday Act, the Texas Employment Discrimination Law, the Texas Disability Discrimination Law or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability.
3.02    Non-released matters. Notwithstanding the foregoing Section 3.01 of this Separation Agreement, the release set forth therein shall not apply to (1) any severance or other benefits due Executive under this Separation Agreement or the Agreement for which Executive has not expressly acknowledged receipt or satisfaction in Section 2.01 of this Separation Agreement or otherwise; (2) any right of Executive to receive workers’ compensation benefits;

(3) any right to continue Executive’s group health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act; (4) any right of Executive to indemnification pursuant to the Company’s Bylaws, its articles of incorporation (as may be amended from time to time), the Agreement and any other agreement to which Executive is a party entered into in connection with the Agreement (collectively, the “Transaction Documents”); (5) any other right of Executive under any of the Transaction Documents; or (6) any rights of Executive under any written equity-based award agreement entered into by and between any member of the Company Group and Executive in effect at the Separation Date.
3.03    Representations and Warranties. Executive represents and warrants that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
ARTICLE IV.
ADEA Waiver

4.01    Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement.
4.02    Additional Acknowledgements. Executive further expressly acknowledges and agrees that:
(a)    he is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;
(b)    he was given a copy of this Separation Agreement on __________, 20__ and informed that he had twenty-one (21) days within which to consider this Separation Agreement; and
(c)    he was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.
ARTICLE V.
Miscellaneous

5.01    Successors. This Separation Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Separation Agreement shall inure to the benefit of and be binding upon the Company and its Releasees and its and their respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Separation Agreement by operation of law or otherwise.
5.02    Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
5.03    Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Executive and an officer of the Company authorized by the Board of Directors of the Company to execute and deliver such agreement on behalf of the Company.
5.04    Complete Agreement. This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its affiliates as an Executive and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters. Any representation, promise or agreement not specifically included in this Separation Agreement shall not be binding upon or enforceable against either party. This Separation Agreement constitutes an integrated agreement. Notwithstanding the preceding provisions of this Section 5.04, the Company’s and the Executive’s rights under the Agreement, any written equity-based award agreement entered into by and between any member of the Company Group and Executive before the Separation Date pursuant to which Executive has rights that continue after the Separation Date in accordance with the terms of the award and Executive’s rights as an equity owner in any member of the Company Group are each outside of the scope of the foregoing provisions of this Section 5.04 and shall continue in effect in accordance with their terms.
5.05    Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.
5.06    Choice of Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to principles of conflict of laws.
5.07    Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

5.08    Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
5.09    Arbitration. Any dispute or controversy between the Company and Executive, arising out of or relating to this Separation Agreement, the breach of this Separation Agreement, or otherwise, shall be settled by arbitration in Fort Worth, Texas administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.
5.10    Advice of Counsel. In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
5.11    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.
5.12    Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.
5.13    Taxes. Other than the Company’s obligation to withhold taxes as required by law or regulation, Executive shall be solely responsible for any taxes due as a result of the payment of the Severance Benefit and other benefits to be provided to Executive pursuant to Section 2.01 of this Separation Agreement. Executive will defend and indemnify the Company and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Executive’s failure to pay any taxes due with respect to any such payment.
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I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this ___ day of _______ 20__.

Philip Schlom

EXECUTED this ___ day of _______ 20__.

AZZ Inc.

By:
Name:
Title: